Exhibit 99.2

OncoMed Pharmaceuticals Announces Bayer Terminates its Option to License Vantictumab or Ipafricept

OncoMed Retains Worldwide Rights to Both Wnt Pathway Programs

Redwood City, CA,  – April 10, 2017 – OncoMed Pharmaceuticals, Inc. (XNAS: OMED), a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics, announced today that Bayer Pharma has notified OncoMed of its decision not to exercise its option to license the first-in-class Wnt pathway inhibitors vantictumab (anti-Fzd, OMP-18R5) and ipafricept (Fzd8-Fc, OMP-54F28) for strategic reasons.  Effective June 2017, OncoMed will retain worldwide development and commercialization rights to vantictumab, ipafricept and all other Wnt pathway biologics under the collaboration.  The small molecule program under the companies’ collaboration continues without change.

“Under our collaboration with Bayer, we have received over $90 million in upfront and milestone payments that have fully funded the development of vantictumab and ipafricept.  While we had looked forward to collaborating with the Bayer team on the late-stage development of these biotherapeutics, we are very pleased to have worldwide rights to two promising Phase 2-ready assets,” said Paul J. Hastings, Chairman and CEO of OncoMed.  “We will be conducting an internal portfolio review and prioritization as we determine next steps for all our programs, including vantictumab and ipafricept.

Vantictumab and ipafricept are selective inhibitors of the Wnt pathway.  In Phase 1a and Phase 1b clinical trials, vantictumab and ipafricept have each demonstrated safety and tolerability alone and in combination with standard-of-care chemotherapies in several solid tumors..  The company is completing two Phase 1b combination clinical trials of vantictumab – one in HER2-negative breast cancer (vantictumab + paclitaxel) and one in advanced pancreatic cancer (vantictumab + gemcitabine + Abraxane®) – and two Phase 1b combination clinical trials of ipafricept – one in ovarian cancer (ipafricept + carboplatin + paclitaxel) and one in pancreatic cancer (ipafricept + gemcitabine + Abraxane®).  Interim data presented from each of these trials during the 2016 ASCO Annual Meeting and the ESMO 2016 Congress showed early indications of anti-tumor activity.  In preclinical studies, OncoMed researchers have observed evidence of synergies when these Wnt inhibitor compounds are administered sequentially following the use of taxane-based chemotherapies. Published preclinical studies also point to the Wnt pathway as being a possible potentiator of immune response in tumors.

About OncoMed Pharmaceuticals

OncoMed Pharmaceuticals is a clinical-stage biopharmaceutical company focused on discovering and developing novel anti-cancer stem cell and immuno-oncology therapeutics.  OncoMed has internally discovered a broad pipeline of investigational drugs intended to address the fundamental biology driving cancer’s growth, resistance, recurrence and metastasis.  Demcizumab (anti-DLL4, OMP-21M18), navicixizumab (anti-DLL4/VEGF bispecific, OMP-305B83), rosmantuzumab (anti-RSPO3, OMP-131R10) and anti-TIGIT (OMP-313M32) are part of the company’s strategic alliance with Celgene Corporation.  Tarextumab (anti-Notch2/3, OMP-59R5) is in Phase 2 testing and is partnered with GlaxoSmithKline (GSK).  OncoMed is independently developing vantictumab (anti-Fzd, OMP-18R5), ipafricept (Fzd8-Fc, OMP-54F28), brontictuzumab (anti-Notch1, OMP-52M51) and GITRL-Fc (OMP-336B11), as well as continuing to pursue new drug discovery research.  For further information about OncoMed Pharmaceuticals, please see www.oncomed.com.

Bayer Terminates Option to License Vantictumab or Ipafricept

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding OncoMed Pharmaceuticals, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, OncoMed's intentions and expectations regarding the continuation of the small molecule program under the Bayer collaboration; the safety, tolerability, anti-tumor efficacy, and Phase 2 readiness of vantictumab and ipafricept; and OncoMed’s planned internal portfolio review and prioritization.  Such forward-looking statements involve substantial risks and uncertainties that could cause OncoMed's clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the preclinical and clinical development process; OncoMed's dependence on its collaboration partners for the funding of its partnered programs; OncoMed's ability to raise additional capital to support the development of its unpartnered programs; OncoMed's reliance on third parties to conduct all of its clinical trials; OncoMed's reliance on single source third-party contract manufacturing organizations to manufacture and supply its product candidates; and OncoMed's dependence on its key executives. OncoMed undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to OncoMed's business in general, see OncoMed's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 9, 2017 and OncoMed’s other current and periodic reports filed with the SEC.

Contact:

Michelle Corral

Senior Director, Investor Relations and Corporate Communications

OncoMed Pharmaceuticals

michelle.corral@oncomed.com

(650) 995-8373